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                                                                    Exhibit 99.1

                     MODEM MEDIA 2000 STOCK INCENTIVE PLAN

Section 1. Establishment

  Modem Media. Poppe Tyson, Inc., a Delaware corporation ("MMPT") hereby establishes the Modem Media 2000 Stock Incentive Plan (the "Plan").

Section 2. Purpose

  The purpose of this Stock Incentive Plan is to promote the interests of MMPT and its shareholders by (a) providing an attractive compensation vehicle to attract and retain the best available personnel and (b) providing additional incentives to Employees (excluding executive officers), Directors and Consultants to promote the success of MMPT's business. The Plan is intended to qualify as a broad-based plan for Employees who are non-executive officers, Consultants and Directors.

Section 3. Definitions

  (a) "Award" shall mean a grant of Options, Stock Appreciation Rights, Restricted Stock, Merit Awards, Performance Awards, distributions under other compensation programs pursuant to Section 13 or other Stock Based Award made under the Plan.

  (b) "Board" shall mean the Board of Directors of MMPT.

  (c) "Cause" shall mean (A) misconduct in the performance of duties with the Company, (including violation of MMPT's policies or agreements relating to noncompetition or confidentiality); (B) failure (other than due to Disability) to substantially perform the duties of one's job; (C) engaging in illegal conduct (other than any misdemeanor, traffic violation or similar misconduct) in connection with the performance of duties for the Company; or (D) commission of a felony. In the case of a termination for "cause" the determination of the Committee as to whether "cause" exists shall be final and binding.

  (d) "Change in Control" shall mean the occurrence of any of the following events, (i) the consummation of a merger or consolidation of MMPT with any other corporation, other than a merger or consolidation which would result in the voting securities of MMPT outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of MMPT or such surviving entity outstanding immediately after such merger or consolidation (ii) the consummation of the sale or disposition by MMPT of all or substantially all of the MMPT's assets, or
      (iii) any person (as such term is used in Sections 13(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of MMPT representing fifty percent (50%) or more of the total voting power represented by MMPT's then outstanding voting securities (excluding any beneficial owner, as of the date of the Effective Date, of at least 50% of the total voting power represented by MMPT's outstanding voting securities).

  (e) "Code" means the Internal Revenue Code of 1986, as amended.
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  (f) "Committee" shall mean the Board or a committee of the Board comprised of at least two or more outside directors all of whom are "non-employee directors" (within the meaning of Rule 16b-3 promulgated under the Exchange Act).

  (g) "Common Stock" means the common stock of MMPT.

  (h) "Company" shall mean Modem Media . Poppe Tyson, Inc., a Delaware corporation and its Subsidiaries.

  (i) "Consultant" shall mean any person who is engaged by the Company to render consulting or advisory services to such entity.

  (j) "Director" shall mean a member of the Board.

  (k) "Disability" shall mean total and permanent disability as defined in
      Section 22(e)(3) of the Code.

  (l) "Employee" shall mean any person, including Directors but excluding executive officers, employed by the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by MMPT or (ii) transfers between locations of MMPT or between MMPT and any Subsidiary, or any successor. Neither service as a Director nor payment of a Director's fee by MMPT shall be sufficient to constitute "employment" by the Company.

  (m) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  (n) "Fair Market Value" means as of any date, the closing price of a share of Common Stock on the Nasdaq Stock Market on the applicable valuation date (or, if the Common Stock is not then traded on the Nasdaq Stock Market, the closing price reported on the principal market (as determined by the Committee)) or, if no trade of the Common Stock shall have been made on that day, the next preceding day on which there was a trade of the Common Stock; provided, however, that if the Common Stock has not been traded for ten trading days or if there ceases to be a principal market for the Common Stock, the "Fair Market Value" of such Common Stock shall be determined by the Committee in its reasonable discretion and in good faith.

  (o) "Merit Awards" shall mean Common Stock Awarded pursuant to Section 11.

  (p) "MMPT" shall mean Modem Media . Poppe Tyson, Inc., a Delaware corporation.

  (q) "Nonqualified Stock Option" shall mean an Option which is not an Incentive Stock Option meeting the requirements of Section 422 of the Code.

  (r) "Option" shall mean an Option to purchase shares of Common Stock pursuant to the provisions of this Plan.

  (s) "Option Price" shall mean the purchase price of one share of Common Stock subject to an Option.

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  (t)  "Other Stock Based Awards" shall mean an award of Common Stock or an award that is valued in whole or in part by reference to, or otherwise based on, the Fair Market Value of Common Stock which is made as provided in Section 14.

  (u) "Participant" shall mean a Service Provider who has been selected by the Committee to receive an Award under this Plan.

  (v)  "Performance Award" shall mean those awards made pursuant to Section 12.

  (w) "Performance Goals" shall mean such targets or goals established in writing by the Committee from time to time.

  (x) "Performance Period" shall mean the period designated by the Committee in its discretion, during which Performance Goals shall be measured.

  (y) "Plan" shall mean this Modem Media 2000 Stock Incentive Plan, as amended from time to time.

  (z) "Restricted Period" shall mean the period designated by the Committee during which Restricted Stock is subject to restrictions on Transfer.

  (aa) "Restricted Stock" shall mean shares of Common Stock that are subject to restrictions as provided in Section 10.

  (bb) "Retirement" shall mean termination of employment from the Company (other than due to death, Disability or termination for Cause) on or after the date the Participant reaches age 55; provided, that Participant has completed at least five (5) years of service with the Company.

  (cc) "Service" shall mean employment with MMPT in the case of an Employee, membership on the Board in the case of a Director and engagement as a consultant in the case of a Consultant.

  (dd) "Service Provider" shall mean an Employee, Director or Consultant.

  (ee) "Stock Appreciation Right" shall mean those rights described in Section
       9.

  (ff) "Subsidiary" shall mean (i) any entity that, directly or indirectly, is controlled by MMPT or (ii) any entity in which MMPT has a significant equity interest, in either case as determined by the Board or, if so authorized by the Board, the Committee.

  (gg) "Transfer" shall mean the gift, sale, assignment, transfer, pledge hypothecation or other disposition (whether for or without consideration and whether voluntary, involuntary or by operation of law) of any shares of Common Stock or any interest therein.

Section 4. Administration

  The Plan shall be administered by the Committee which shall have full authority to administer the Plan, including, without limitation, the authority and the discretion to interpret and construe any provision of the Plan, to adopt such rules and regulations for administering the Plan as it may deem necessary, to determine the terms of any award, and to perform all other acts relating to the Plan,

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including the delegation of such administrative responsibilities as it deems to be reasonable and proper. Decisions of the Committee shall be final and binding on all parties. No members of the Committee shall be liable to any employee or Participant for any action, omission or determination relating to the Plan.

Section 5. Shares Available

  Shares of Common Stock available under the Plan may be authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock. The maximum number of shares of Common Stock available for Awards under this Plan shall be 400,000 shares, reduced by the aggregate number of shares which are issued upon Award or that become subject to an outstanding Award. The maximum number of shares of Common Stock that may be awarded to any Participant during the term hereof under this Plan in the aggregate shall be 200,000 shares. To the extent that shares of Common Stock related to outstanding Awards are not issued either because such Awards are forfeited or terminated, these shares shall again become immediately available for Awards. Any Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company, or with which MMPT or a Subsidiary combines, shall not be counted against the shares of Common Stock available for Awards under the Plan.

Section 6. Effective Date

  This Plan shall be effective on April 25, 2000, (the "Effective Date").

Section 7. Eligibility

  Awards may be granted to any Service Provider, in the sole discretion of the Committee.

Section 8. Stock Options

  (a) Option Grant. Subject to the terms of this Section 8, the Committee may grant Nonqualified Stock Options to any Service Provider. Each Option granted under the Plan shall be evidenced by an agreement or notice of grant that designates each Option as a Nonqualified Stock Option and contains such terms and conditions as the Committee, in its sole discretion exercised in accordance with the terms of the Plan, determines.

  (b) Option Price.  The Option Price shall be determined by the Committee.

  (c) Term of Option. Options granted under the Plan shall expire no later than ten (10) years from the date of grant or such earlier date specified by the Committee. Notwithstanding the preceding sentence, the Committee may, in the case of certain Options granted outside of the United States, extend the term of an Option beyond ten (10) years from the date of grant.

  (d) Exercisability. The Committee shall determine the dates after which Options may be exercised in whole or in part; provided, however, that no Option shall be exercisable after the expiration of the term of such Option. Subject to the preceding sentence, the Committee may amend an Option to accelerate the date after which such Option may be exercised in whole or in part. An Option which has not been exercised on or prior to the date it expires shall be canceled.

  (e) Manner of Exercise and Payment. A Participant shall exercise an Option, in whole or in part, by providing notice of exercise in accordance with the method prescribed by the Committee

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and paying the Option Price for each share of Common Stock to be purchased under the Option. Payment of the Option Price shall be made:

      (i) in cash or by certified check, bank draft or money order payable to the order of Modem Media . Poppe Tyson, Inc. (or other equivalent method acceptable to the Committee) equal to the Option Price for the shares to be exercised, payable in such currency as the Committee determines;

      (ii) through the delivery of Common Stock with an aggregate Fair Market Value on the date of exercise equal to the Option Price for the shares to be purchased;

      (iii) through the withholding of Common Stock issuable upon exercise with an aggregate Fair Market Value equal to the Option Price for the shares to be purchased; and

      (iv) by any combination of the above methods of payment;

provided, however, that the Company shall not be obligated to purchase or accept the surrender in payment of any shares of Common Stock if any such action would be prohibited by applicable law or if the Committee determines that such action is not in the best interests of the Company. The Committee shall determine the method for tendering Common Stock and may impose such limitations and prohibitions on the use of Common Stock to exercise an Option as it deems appropriate.

Section 9. Stock Appreciation Rights.

  (a) Stock Appreciation Right Grant. Subject to the terms of this Section 9, the Committee may grant a Stock Appreciation Right that is (i) independent of an Option, or (ii) granted in conjunction with an Option (or portion thereof). A Stock Appreciation Right granted in conjunction with an Option may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option.

  (b) Grant Price.  The "Grant Price" of a Stock Appreciation Right shall be:
(i) in the case of a Stock Appreciation Right that is granted independent of an Option, as determined by the Committee in its sole discretion; or (ii) in the case of Stock Appreciation Right granted in conjunction with an Option, equal to the Option Price.

  (c) Term of Stock Appreciation Right. Stock Appreciation Rights granted under the Plan shall expire no later than ten (10) years from the date of grant or such earlier date specified by the Committee; provided, however, that a Stock Appreciation Right granted in conjunction with an Option shall expire at the same time the Option expires.

  (d) Exercisability. The Committee shall determine the dates after which Stock Appreciation Rights may be exercised in whole or in part; provided, however, that no Stock Appreciation Right shall be exercisable prior to the completion of the approval features set forth in Section 6 or after the expiration of the term of such Stock Appreciation Right. Subject to the preceding sentence, the Committee may amend a Stock Appreciation Right to accelerate the date after which such Stock Appreciation Right may be exercised in whole or in part. A Stock Appreciation Right that has not been exercised on or prior to the date it expires shall be canceled. A Stock Appreciation Right that is exercised in conjunction with an Option (or portion thereof) shall not be exercised unless such

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Option (or portion thereof) is otherwise exercisable, and such a Stock
Appreciation Right shall be canceled to the extent the Option to which it relates has been exercised, has expired, or been terminated or canceled.

  (e) Exercise of Stock Appreciation Right. A Participant may exercise a Stock Appreciation Right, in whole or in part, by providing notice of exercise in accordance with the method prescribed by the Committee. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive from the Company with respect to each share of Common Stock to which such Stock Appreciation Right is exercised an amount in cash or Common Stock equal to the excess of (i) the Fair Market Value of a share of Common Stock on the date of exercise over (ii) the Grant Price of the Stock Appreciation Right. Upon exercise, the Company shall pay such amount in cash and/or Common Stock at the discretion of the Committee. The number of shares of Common Stock, if any, issued as a result of the exercise of a Stock Appreciation Right shall be based on the Fair Market Value of such shares of Common Stock on the date of exercise. Upon the exercise of a Stock Appreciation Right (or portion thereof), granted in conjunction with an Option (or portion thereof), the Option (or portion thereof) to which such Stock Appreciation Right relates shall be deemed in the case of a cash payment to have been canceled and in the case of a payment in Common Stock to have been exercised.


Section 10. Restricted Stock.

  (a) Restricted Stock Grant. Subject to the terms of this Section 10, the Committee may grant Restricted Stock, the restrictions on which lapse In accordance with the terms specified by the Committee, to selected Service Providers for such reasons and in such amounts as the Committee in its sole discretion, may determine. The Committee may amend a Restricted Stock Award to accelerate the date on which restrictions on all or part of such Award will lapse. As a condition to any Award of Restricted Stock, the Committee may require a Service Provider to pay to the Company a non-refundable amount equal to, or in excess of, the par value of the shares of Restricted Stock awarded.

  (b) Restrictions. During the Restricted Period, a Participant may not Transfer any shares of Restricted Stock except, consistent with Section 17(b), as provided in the agreement or award under which the Restricted Stock is granted.

  (c) No Other Restrictions. Except as otherwise provided in this Section 10 or in an agreement or award under which Restricted Stock is granted, Participants shall enjoy all other rights of ownership associated with the Restricted Stock, including, without limitation, the right to vote such shares and to receive dividends on these shares.

  (d) Legend. Each certificate of Common Stock issued in connection with a Restricted Stock award under the Plan shall be registered in the name of the Participant to whom the Restricted Stock was awarded, deposited with MMPT together with a stock power endorsed in blank, and bear the following or a substantially similar legend:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE GIVEN, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF (WHETHER FOR OR WITHOUT CONSIDERATION, AND WHETHER VOLUNTARILY,

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INVOLUNTARILY OR BY OPERATION OF LAW) UNLESS SUCH GIFT, SALE, ASSIGNMENT,
TRANSFER, OR OTHER DISPOSITION COMPLIES WITH THE MODEM MEDIA 2000 STOCK INCENTIVE PLAN AND THE AGREEMENT OR AWARD UNDER WHICH THE SECURITIES WERE ISSUED TO THE PARTICIPANT.

  (e) Revised Certificates. When the restrictions to which the Restricted Stock is subject lapse or are otherwise satisfied MMPT shall deliver to the Participant holding the Restricted Stock a certificate or certificates of Common Stock without the legend referred to in Section 10(d), for the number of shares of Restricted Stock pursuant to which all restrictions have lapsed or been satisfied.

Section 11. Merit Awards.

  The Committee may from time to time make an Award of Common Stock under the Plan to selected Service Providers for such reasons and in such amounts as the Committee, in its sole discretion, may determine. As a condition to any such Merit Award, the Committee may require a Participant to pay the Company an amount equal to, or in excess of, the par value of the shares of Common Stock awarded.

Section 12. Performance Awards.

  (a) Performance Awards. The Committee may from time to time make an Award (which may be a Restricted Stock Award, Merit Award or Other Stock Based Award), the receipt of which, or the vesting of which, depends upon the attainment of certain Performance Goals within a stated Performance Period. There may be more than one Performance Period in existence at any one time, and the duration of the Performance Periods may differ from each other.

  (b) Granting Performance Awards. Subject to the terms of this Plan, the Committee shall determine within the first 90 days of the Performance Period (or if shorter, within the first quarter of such Performance Period) (i) the Service Providers who shall be eligible to receive a Performance Award, and (ii) for each such Service Provider or group of Service Providers, the Performance Goal and the Award or range of Awards payable upon attainment of such Performance Goals (or a percentage of such Performance Goals).

  (c) Revision of Awards or Goals. The Committee's discretion to revise the Performance Goals and the Awards payable upon attainment of the Performance Goals shall be limited to reducing or eliminating the amount of an Award otherwise payable upon attainment of the Performance Goals. The Committee may adjust Performance Goals and the Awards payable upon attainment of the Performance Goals during the Performance Period to reflect promotions, transfers or other changes in an Employee's position; provided, however, that no such change shall be effective unless (i) attainment of such Performance Goals is not substantially certain, and (ii) the changes made are either consistent with the Performance Goals and Awards established for other Employees in the same or similar position or approved by the Committee following such promotion, transfer, or other change in employment, and are made before the expiration of the first 90 days (or if shorter, the first quarter) of this short Performance Period.

  (d) Determination of Award. Unless the Agreement under which a Performance Award is made provides otherwise, (i) Performance Awards shall be determined within 90 days following the date attainment of Performance Goals can be measured and (ii) Participants shall receive their Performance Awards no later than 30 days after the Awards are determined; provided, however, no

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amounts shall be distributed as a result of a Performance Award prior to the time that the Committee certifies in writing that the Performance Goals applicable to each such Award have been satisfied or prior to the date the approval features a set forth in Section 5 have been satisfied.

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Section 13. Other Compensation Programs.

  In the event a compensation program sponsored by the Company provides for a distribution to be made in Common Stock, the Committee may, in its discretion, treat such distributions as having been awarded under this Plan. The number of shares of Common Stock, if any, issued as a result of such a distribution shall be based on the Fair Market Value of such shares of Common Stock on the date prior to the date of distribution.

Section 14. Other Stock Based Compensation.

  The Committee may grant Other Stock Based Awards in such form as it shall, in its sole discretion, determine, including without limitation, phantom shares of Common Stock and units representing shares of Common Stock. The Committee shall determine whether Other Stock Based Awards shall be settled in cash, Common Stock, or a combination of both

Section 15. Effect of Termination of Service on Awards.

  (a) Termination of Service: General Rule. Unless otherwise provided in an agreement or award and except as otherwise provided in this Section 15, upon the termination of Service of a Participant other than for Cause:

      (i) each Option, Stock Appreciation Right, and Other Stock Based Award that is exercisable shall be exercisable for the thirty (30) day period following such termination, provided, that no such Award shall be exercisable following the expiration of its term and all such Awards that are not exercisable shall be forfeited and canceled;

      (ii) each share of Restricted Stock (and each Other Stock Based Award that is subject to restrictions), for which restrictions have not lapsed as of the date Service terminates shall be forfeited and canceled; and

      (iii) each Performance Award (and each Other Stock Based Award that requires attainment of Performance Goals) the award or vesting of which depends on the performance of the Company during a Performance Period that has not ended as of the date Service terminates shall be forfeited and canceled.

  (b) Disability, Death or Retirement. Unless otherwise provided in an agreement or award , if a Participant's employment terminates because of Disability, death, or Retirement:

      (i) each Option, Restricted Stock Award, Stock Appreciation Right, and Other Stock Based Award shall become immediately exercisable and shall remain exercisable for the three year period following such termination, provided, that no such Award shall be exercisable following the expiration of its term; and

      (ii) to the extent measurable, the Participant, or in the case of the Participant's death, the Participant's beneficiary shall receive a pro-rata award following the Performance Period in respect of each Performance Award (and each other Other Stock Based Award that requires attainment of Performance Goals) the award or vesting of which depends on the performance of the Company during a Performance Period that has not ended as of the date employment terminates which shall be determined by multiplying the Award by a fraction, the numerator of which shall be the number of full and partial months elapsed in the Performance Period

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      during which the Participant was an Employee and the denominator of which shall be the number of full and partial months elapsed in the Performance Period.

  (c) Change in Control. Unless otherwise provided in an agreement or award, if within one year following a Change in Control, a Participant's Service is terminated involuntarily by the Company other than for Cause, Retirement, death or Disability, any Options, Stock Appreciation Rights or other Stock Based Compensation granted to such Participant shall immediately vest and any restrictions on restricted stock shall lift effective the date of such termination. Treatment of Performance Awards upon a Change in Control shall be determined by the Committee prior to such Change in Control.

  (d) Termination of Service for Cause. Upon the termination of Service of a Participant for Cause, all Awards which have not been exercised shall be forfeited unless otherwise determined by the Committee. All other Awards which are not exercisable on the date Service terminates, which are restricted or for which the Participant has not satisfied the requirements, shall be forfeited and canceled.

Section 16. Amendment, Termination, Term.

  (a) Amendment; Termination. The Board may at any time terminate the Plan or make such amendments thereof as it shall deem advisable and in the best interests of the Company; provided, however, that no such amendment shall, without the consent of the individual to whom any Award shall have been granted, adversely affect or impair the rights of such individual under such Award, and provided, further, that unless the shareholders of MMPT shall have first approved thereof, no amendment of the Plan shall be effective if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply. Notwithstanding anything in this Section to the contrary, the Committee may provide for forfeiture of an Award, if it determines, in its complete discretion that a Participant has engaged in activity that is contrary to the interests of the Company.

  (b) Term. No Awards shall be granted under this Plan on or after the tenth anniversary of the Effective Date, but Awards granted prior to or as of such date may extend beyond such date in accordance with the provisions of this Plan.

Section 17. Miscellaneous.

  (a) Continued Employment/Participation Not Guaranteed. Nothing contained in this Plan shall confer upon any Participant or Employee the right to continuation of his or her employment with the Company (or interfere with the Company's right to terminate such employment) or the right to receive an Award under this Plan, and there is no obligation for uniformity of treatment of Service Providers, Participants or beneficiaries of Awards.

  (b) Awards May Not Be Transferred. Except as otherwise determined by the Committee, an Employee or Participant's rights under this Plan may not be Transferred in whole or in part except that the following Transfers, if permitted by the Agreement under which an Award is made, shall be permitted under this Plan:

      (i) a Transfer made to the Company (or its assignee); and

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      (ii) a Transfer, upon the death of the Participant or to their respective executors, administrators, testamentary trustees, legatees or beneficiaries (an "Estate");

provided, however, that a Transfer pursuant to this Section shall not be given effect on the books of MMPT unless and until the transferee agrees in writing, in form and substance satisfactory to the Committee, to be become bound by the terms of the Plan.

  (c) Withholding. Applicable law may require the withholding of taxes from the income or gains resulting from an Award. The Company, may in its discretion, require payment to the Company of the amount to be withheld, or make other arrangements (including without limitation, the withholding of Common Stock which would otherwise be delivered as part of or upon exercise of an Award), at the time of delivery or exercise or thereafter. To the extent permitted by the Committee, a Participant may elect to discharge his or her withholding obligations through (i) the payment of cash or authorization of the Company to withhold cash that is otherwise payable to the Participant, (ii) delivery of shares of Common Stock, or authorization of the Company to withhold shares of Common Stock, having a Fair Market Value equal to the amount to be withheld, or
(iii) any combination of the above.

  (d) Certain Adjustments. In the event of a corporate event that affects Common Stock (i.e., a recapitalization, stock split, stock combination, stock reclassification, merger, or similar event), the Committee may make appropriate adjustments including, without limitation adjustments to (i) the number of authorized and unissued shares of Common Stock subject to the Plan, (ii) the maximum number of shares available for grant, and (iii) the number of shares of Common Stock, covered by or available for, or covered by, an Award (as well as the exercise price, if any, thereof), such that the interest of the Participant shall be maintained as before the occurrence of such event.

  (e) Funding; Expenses. This Plan shall be unfunded. Awards hereunder shall be furnished using the general assets of the Company (or a trust established by the Company to meet its obligations hereunder which shall not be subject to the claims of Participants) and Participants shall be general unsecured creditors of the Company. No Participant shall have any right, title, claim or interest in or with respect to any specific assets of the Company in connection with his or her participation in this Plan. All of the expenses of the Plan shall be borne by the Company.

  (f) Governing Law; Interpretation. This Plan shall be governed by the laws of the State of Delaware to the extent not preempted by federal law. This Plan is intended to be administered with respect to persons covered by Section 16 of the Exchange Act in accordance with Rule 16b3 and the rights of all such individuals shall be construed in accordance with such provision.

  (g) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement which may be in the form of a letter notification of grant. Such Agreement shall be delivered to the Participant and shall, in conjunction with the Plan, specify the terms and conditions of the Award and any rules applicable thereto.

  (h) No Limit on Other Compensation Arrangement. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, including without limitation, any such arrangements that provide for the grant of options, restricted stock, common stock, and other types of awards provided for hereunder (subject to the approval of the

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Company's shareholders if required), and such arrangements may be either generally applicable or applicable only in specific cases.

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